Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE
Contact: James Spiezio
Beacon Power Corporation
978-694-9121
spiezio@beaconpower.com

        BEACON POWER ANNOUNCES FOURTH-QUARTER, FISCAL YEAR 2003 RESULTS

Wilmington, MA - March 30, 2004 - Beacon Power Corporation (NASDAQ: BCON), a leader in sustainable energy storage and power conversion systems, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2003. Beacon is a development stage company that designs, develops, configures and offers for sale, sustainable energy storage and power conversion systems that provide highly reliable, high-quality, environmentally friendly, uninterruptible electric power.

For the fourth quarter of 2003, the Company reported a net loss of $2.5 million, or ($0.06) per share, compared with a net loss in the fourth quarter of 2002 of $2.1 million, or ($0.05) per share.

During the fourth quarter of 2003, Beacon Power invested $0.9 million in R&D, $1.2 million in SG&A and recorded depreciation of $0.9 million. In December, the Company began commercial shipments of its Smart Power(TM) M5 inverter system for solar applications to distributors. The Company has established that it will recognize revenues, in accordance with accounting principles generally accepted in the United States of America, based on the sales of its products by distributors to their customers. As a result, no revenues were recorded in 2003. At December 31, 2003, the Company had $9.3 million in cash and cash equivalents. The Company's working capital was $9 million.

For the fiscal year ended December 31, 2003, Beacon Power reported a net loss of $8.6 million, or ($0.20) per share, compared with a net loss in 2002 of $20.8 million, or ($0.49) per share.

While the Company had cash and cash equivalents of approximately $9.3 million at December 31, 2003, it continues to incur losses. Based on the Company's rate of expenditure of cash, and the additional expenditures expected in support of its business plan, the Company will require additional financing in early 2005 to continue as a going concern. Because there is no certainty of Beacon successfully completing the required financing, the Company's independent auditors inserted an explanatory paragraph related to a going concern uncertainty into the Company's most recent Form 10K. The Company is pursuing an equity investment to alleviate these concerns.

"We have taken significant actions to reduce our cash expenditures while maintaining our technical capabilities and focused on identifying market opportunities. These efforts have resulted in the introduction of our Smart Power M5 inverter system and market interest in our Smart Energy(TM) Matrix flywheel systems for frequency regulation of the power grid," said Bill Capp, president and CEO of Beacon Power. "We will need to obtain an equity investment by early 2005 to continue to execute our business plan and based on the growing market interest in our products, I believe that we will raise the necessary funds to continue operations and implement our plan."

About Beacon Power Corporation

Beacon Power Corporation designs and develops sustainable energy storage and power conversion solutions that provide reliable electric power for the renewable energy, telecommunications, distributed generation and UPS markets. Beacon's latest product is the Smart Power M5, a 5-kilowatt power conversion system for grid-connect solar power applications. The Smart Power M5 is a UL-approved, "all-in-one" power conversion system incorporating multiple high-performance components in one unit that delivers instantaneous power in the event of a grid outage. Beacon is also known for its advanced flywheel-based Smart Energy systems, designed to provide reliable, environmentally friendly power quality solutions for electric utility transmission and distribution and other applications.


For more information, please contact James Spiezio, Chief Financial Officer at Beacon Power Corporation, tel. 978.694.9121; fax 978.694.9127; email spiezio@beaconpower.com, or send mail to 234 Ballardvale Street, Wilmington, MA 01887. Visit Beacon Power on the Internet at www.beaconpower.com

Safe Harbor  Statements under the Private  Securities  Litigation  Reform Act of
1995:

Material contained in this press release may include statements that are not historical facts and are considered "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Beacon Power Corporation's current views about future events and financial performances. These forward-looking statements are identified by the use of terms and phrases such as "believe," "expect," "plan," "anticipate," and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Beacon Power Corporation's expectation. These factors include: a short operating history; a history of losses and anticipated continued losses from operations; a need to raise additional capital combined with a questionable ability to do so; conditions in target markets; no experience manufacturing any product on a commercial basis; the company has only recently entered into the renewable energy market through its inverter products, and hence, has only limited experience in this sector; no commercial contracts for sales to date; the dependence of sales on the achievement of product development and commercialization milestones; the uncertainty of the political and economic climate of any foreign countries into which Beacon hopes to sell, including the uncertainty of enforcing contracts and the potential substantial fluctuation in currency exchange rates in those countries; significant technological challenges to successfully complete product development; dependence on third-party suppliers; intense competition from companies with greater financial resources; possible government regulation that would impede the ability to market products; possible product liability claims and the negative publicity which could result; any failure to protect intellectual property; the possible need in the future to hire and retain key executives, particularly in light of the substantial workforce reductions during 2001 and 2002; the recent volatility in the stock price of companies operating in the same sector; the power of controlling shareholders and the limited ability of others to influence the outcome of matters put to the vote of shareholders. These factors are elaborated upon and other factors may be disclosed from time to time in Beacon Power Corporation's filings with the Securities and Exchange Commission. Beacon Power Corporation expressly does not undertake any duty to update forward-looking statements.

                                              Beacon Power Corporation
                                        Consolidated Statement of Operations

                                                 Quarter ended December 31,         Year ended December 31,
                                                   2003             2002             2003            2002
                                               ------------------------------- -------------------------------

Revenue ....................................   $       --      $       --      $       --      $       --

Operating expenses:
   Selling, general and administrative .....      1,197,787       1,076,335       4,936,575       5,636,903
   Research and development ................        886,417         935,012       3,549,592       7,129,880
   Depreciation and amortization ...........         96,496         169,146         284,733       1,644,230
   Restructuring charges ...................           --              --              --         2,159,280
   Loss on impairment of assets ............        366,788            --           366,788       4,297,128
                                               ------------    ------------    ------------    ------------
         Total operating expenses ..........      2,547,488       2,180,493       9,137,688      20,867,421
                                               ------------    ------------    ------------    ------------

Loss from operations .......................     (2,547,488)     (2,180,493)     (9,137,688)    (20,867,421)

Other income(expense), net .................         86,461          79,478         519,675          28,169
                                               ------------    ------------    ------------    ------------
Loss to common shareholders ................   $ (2,461,027)   $ (2,101,015)   $ (8,618,013)   $(20,839,252)
                                               ============    ============    ============    ============
Loss per share, basic and fully diluted ....   $      (0.06)   $      (0.05)   $      (0.20)   $      (0.49)
                                               ============    ============    ============    ============
Average common shares outstanding, basic and
fully diluted ..............................     43,028,761      42,811,667      42,885,675      42,797,072
                                               ============    ============    ============    ============


                                        Beacon Power Corporation and Subsidiary
                                              Consolidated Balance Sheets

                                                     December 31,     December 31,
                                                        2003             2002
                                                   --------------- ----------------
Assets
Current assets:
 Cash and cash equivalents ......................   $   9,314,493    $  18,221,766
 Accounts receivable, trade .....................         128,133             --
 Inventory ......................................         238,684             --
 Prepaid expenses and other current assets ......         773,226        1,775,455
 Investments ....................................       1,695,638             --
 Assets held for sale ...........................            --             53,715
                                                    -------------    -------------
  Total current assets ..........................      12,150,174       20,050,936

Property and equipment, net .....................         357,180          562,929
Other assets ....................................          91,325          291,901
                                                    -------------    -------------

Total assets ....................................   $  12,598,679    $  20,905,766
                                                    =============    =============

Liabilities and Stockholders' Equity
Current liabilities:
 Accounts payable ...............................   $     148,075    $      77,326
 Accrued compensation and benefits ..............         883,195          226,623
 Other accrued expenses .........................         664,527          576,881
 Restructuring reserve ..........................       1,406,191        1,749,738
 Capital lease obligations ......................            --            200,041
                                                    -------------    -------------
  Total current liabilities .....................       3,101,988        2,830,609

Stockholders' equity:
 Common stock ...................................         431,075          428,129
 Deferred stock compensation ....................        (832,639)         (18,413)
 Additional paid-in-capital .....................     133,069,472      132,750,525
 Other comprehensive income .....................         531,880             --
 Deficit accumulated during the development stage    (123,603,437)    (114,985,424)
 Less: treasury stock, at cost ..................         (99,660)         (99,660)
                                                    -------------    -------------
  Total stockholders' equity ....................       9,496,691       18,075,157

Total liabilities and stockholders' equity ......   $  12,598,679    $  20,905,766
                                                    =============    =============
